Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Aaron’s Company, Inc. 2020 Equity and Incentive Plan, The Aaron’s Company, Inc. Employee Stock Purchase Plan, and The Aaron’s Company, Inc. Deferred Compensation Plan of our report dated September 8, 2020, with respect to the combined financial statements of Aaron’s SpinCo, Inc. (now known as The Aaron’s Company, Inc.) and subsidiaries included in Form 10-12B (File No. 001-39681) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 19, 2020